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                                                                       EXHIBIT 5


                    [WILMER, CUTLER & PICKERING LETTERHEAD]





                                October 7, 1997


The WMF Group, Ltd.
1593 Spring Hill Road
Vienna, Virginia 22182

        Re:  The WMF Group, Ltd. Registration Statement on Form S-3

Dear Ladies and Gentlemen:

        We have acted as counsel to The WMF Group, Ltd., a Delaware corporation (the "Company"), in connection with a registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.
The Registration Statement relates to the registration of the shares of Common Stock of the Company, par value $0.01 per share (the "Shares"), to be distributed as a dividend to shareholders of NHP Incorporated, a Delaware corporation, pursuant to a Rights Agreement, dated as of April 21, 1997 between NHP Incorporated, the Company and The First National Bank of Boston to effectuate The WMF Group, Ltd.'s spin-off from NHP Incorporated (the "Spin-Off"). Subject to certain conditions, the Shares will be distributed at the earlier of (i) the effective time of the merger between NHP Incorporated and a wholly-owned subsidiary of Apartment Investment and Management Company ("AIMCO") and (ii) December 1, 1997 (such time being the "Share
Distribution"). For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

        Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares have been lawfully and duly authorized; and (ii) such Shares have been or at the time of the Share
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The WMF Group, Ltd.
October 7, 1997
Page 2


Distribution will be validly issued, fully paid and nonassessable.

        We are members of the bar of the State of Maryland and the District of Columbia and do not hold ourselves out as being experts in the law of any other state. This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

        We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement on October 8, 1997, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                                Sincerely,

                                                WILMER, CUTLER & PICKERING


                                                By: /s/ RICHARD W. CASS
                                                   ----------------------------
                                                    Richard W. Cass, a partner